EXHIBIT 9.2

mLight Tech, Inc.
Unaudited Pro-forma Financial Information

The following presents our unaudited pro-forma financial information. The pro-forma adjustments to the balance sheet give effect to the acquisition of Ding King Training Institute, Inc. as if the transaction occurred on September 30, 2013.The pro-forma statements of operations give effect to the business acquisitions of Ding King Training Institute, Inc., as if the acquisitions had occurred at October 1, 2012. The pro-forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro-forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period. The information set forth below should be read together with the significant notes and assumptions to the pro-forma statements, and the mLight Tech, Inc. Annual Report on Form 10-K for the fiscal year ended September 30, 2012 which is incorporated by reference in this Form 8-K/A, and the audited financial statements of Ding King Training Institute, Inc. for the years ended December 31, 2012 and 2011, including the notes thereto, and the unaudited financial statements of Ding King Training Institute, Inc. for the twelve months ended September 30, 2013, including the notes thereto, which were included in the Original Filing.

mLight Tech, Inc.
PRO FORMA BALANCE SHEETS
SEPTEMBER 30, 2013
(UNAUDITED)

	Historical
	Acquirer	Acquiree	Pro-forma Adjustments
	mLight	DKTI	Debit		Credit	Pro-Forma
ASSETS
Current Assets:
Cash & cash equivalents	$2,958	$-				$2,958
Accounts receivable, net	-	35,029				35,029
Total current assets	2,958	35,029				37,987

Property and equipment, net	-	4,540				4,540
Goodwill	-	-	24,750	A2		24,750
Security deposits	-	-				-

Total Assets	$2,958	$39,569				$67,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Cash overdraft	$-	$3,498				$3,498
Accounts payable	1,802	6,616		B1	10,000	18,418
Accrued liabilities	-	69,375				69,375
Purchase commitments		397,137				397,137
Note payable	10,000	564,970				574,970
Accrued interest	-	193,789				193,789
Total current liabilities	11,802	1,235,385				1,257,187

Stockholders' Equity:
Common stock, Authorized 300,000,000 common shares, $0.0001 par value, 204,000,000 shares issued and outstanding at September 30, 2013	20,400					20,650
Capital stock		5,000	5,000	A1
				A2	250

Additional paid in capital	600	-		A2	24,500	5,451
			19,649	A1
Shareholder advance		(154,936)				(154,936)

Retained earnings (deficit)	(29,844)	(1,045,880)		A1	24,649	(1,061,075)
			10,000	B1
Total stockholders' deficit	(8,844)	(1,195,816)				(1,189,910)

Total Liabilities and Stockholders' Equity	$2,958	$39,569	$59,399		$59,399	$67,277

See Unaudited Significant Notes and Assumptions to Pro Forma Financial Statements.

mLight Tech, Inc.
PRO FORMA STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2013
(UNAUDITED)

	Historical
	Acquirer	Acquiree	Pro Forma Adjustments
	mLight	DKTI	Debit	Credit	Pro Forma

Revenues	$-	$636,390			$636,390

Cost of goods sold	-	187,950			187,950

Gross profit	-	448,440			448,440

Operating expenses
Selling, general & administrative	4,995	341,919	10,000		356,914

Depreciation and amortization	-	630			630

Total operating expenses	4,995	342,549			357,544

Income (loss) from operations	(4,995)	105,891			90,896

Non-operating income (expense):
Interest expense	(199)	(61,856)			(62,055)
Total non-operating income (expense)	(199)	(61,856)			(62,055)

Income (loss) from continuing operations before income tax	(5,194)	44,035			28,841

Provision for income tax	-	-			-

Net income (loss)	(5,194)	44,035	10,000	-	28,841

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	-	-			-

Comprehensive income (loss)	$(5,194)	$44,035	$10,000	$-	$28,841

Net loss per common share and equivalents -
basic and diluted loss from operations					$0.00

Weighted average shares of share capital outstanding
- basic & diluted					206,500,000

Weighted average number of shares used to compute basic and diluted loss per share for the year ended September 30, 2013 is the same since the effect of dilutive securities is anti-dilutive.

See Unaudited Significant Notes and Assumptions to Pro Forma Financial Statements.

mLight Tech, Inc.
PRO FORMA ADJUSTMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

		Debit	Credit
A1	Common stock	5,000
	Additional paid in capital	19,649
	Retained deficit		24,649
	To remove the common stock and retained defict of the acquiree.

A2	Goodwill	24,750
	Common stock		250
	Additional paid in capital		24,500
	To record goodwill at excess of fair value of assets acquired over liabilities assumed pursuant to the purchase agreement.

B1	Accumulated deficit	$10,000
	Accounts payable		$10,000
	To record non-recurring professional fees (acquirer expense) incurred in the acquisitions

	Total	$59,399	$59,399

See Unaudited Significant Notes and Assumptions to Pro Forma Financial Statements.

DKTI
ACQUISITION BALANCE SHEET
October 31, 2013
(UNAUDITED)

Cash and cash equivalents	$-
Accounts Receivable	35,029
Property and equipment	$9,974
Less Accumulated depreciation	(4,479)
Property and equipment, net	5,495
Total assets acquired	40,524
Liabilities assumed:
Bank overdraft	(81,005)
Accounts payable	(6,616)
Accrued liabilities	(66,478)
Accrued interest	(230,598)
Notes payable	(557,380)
Purchase commitments	(397,137)
Total liabilities assumed	(1,339,213)

Net assets acquired	(1,298,689)

Total purchase price	$24,750

Common stock - 2,500,000 shares	$250

Additional paid in capital	24,500

Total purchase price	$24,750

Goodwill recognized at acquisition	$24,750

Depreciation of property and equipment has been given effect to the acquisition as if the transaction occurred.

mLight Tech, Inc.
Significant Notes and Assumptions to Pro-Forma Financial Statements
(Unaudited)

On October 31, 2013, mLight Tech, Inc., a Florida corporation (herein referred to as the “Company”, “we”, “it” “us”) entered into an Agreement of Purchase and Sale of Stock (the “Agreement”) with Ding King Training Institute,Inc., a California corporation (“DKTI”) and the individual standing as the sole equity-holder of DKTI (the “Equity-Holder”).  The Equity-Holder, Todd Sudeck, is also the majority shareholder, sole Director, Chief Executive Officer, President, Secretary, Chief Financial Officer and Treasurer of the Company. Pursuant to the terms of the Agreement, the Company acquired one hundred percent (100%) of the issued and outstanding capital stock of DKTI in exchange for the issuance of Two Million Five Hundred Thousand (2,500,000) restricted shares of the Company's Common Stock valued at $24,750, at the closing share price of the Company’s common shares on the date of completion of the acquisition. This summary of the Agreement does not purport to be a complete statement of the terms of the Agreement.  The merger transaction closed on October 31, 2013. The summary is qualified in its entirety by reference to the full text of the Agreement which was filed with this Current Report on Form 8-K (the “Report”) on November 5, 2013 and is incorporated herein by reference herein.

On October 31, 2013, we entered into an Agreement with DKTI, a California corporation. At closing DKTI merged into the Company and for accounting purposes, the transaction was treated as a reverse merger with DKTI being the surviving company. The merger transaction closed effective October 31, 2013. On October 31, 2013, the sole owner of DKTI received 2,500,000 shares of common stock of the Company in exchange for 100% ownership of DKTI.  The common shares issued by us to this shareholder of DKTI have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The accompanying unaudited pro-forma financial information reflects the financial statements of mLight Tech, Inc. and DKTI. The pro-forma adjustments to the balance sheet give effect to the acquisitions of DKTI as if the transaction occurred on September 30, 2013. The pro-forma adjustments to the statements of operations give effect to the acquisitions as if the transaction occurred on October 1, 2012.

Significant assumptions include:

The shares issued to the owner of DKTI were contractually valued at $24,750 based on issuance of 2,500,000 shares of our common stock valued at $0.0099 per share which was based on the closing price per share on the date of closing the transaction.

We incurred a non-recurring $10,000 of professional fees for legal and accounting related to the acquisition which is reflected as adjustments to accumulated deficit at September 30, 2013.

Depreciation of property and equipment has been given effect to the acquisitions as if they occurred on October 1, 2012.